Exhibit 99.1

Verifone Announces $200 Million Share Repurchase Authorization

San Jose, Calif. September 28, 2015 – VeriFone Systems, Inc. (NYSE: PAY) today announced that its board of directors has authorized a $200 million share repurchase program.

The authorization is the first in Verifone’s history and represents approximately 6.5 percent of the company’s outstanding shares based on current trading prices. It provides Verifone with flexibility to repurchase shares opportunistically from time to time, based on market and business conditions, the company’s ongoing cash flow generation, and other factors.

“Verifone is committed to the execution of our strategy in support of our clients' objectives, including the development of our next generation of products and services, and to enhancing value for our shareholders,” said Paul Galant, CEO of Verifone. “We reported excellent third quarter results on September 3 of this year, led by record revenues and 18 percent non-GAAP earnings per share growth over the third quarter of FY14. Our continued business performance and our disciplined capital allocation approach have positioned Verifone well for its first-ever share repurchase program.”

The authorization has no set expiration date, but, subject to market conditions and other factors, is intended to be completed over the next 12 months.

CAUTION CONCERNING FORWARDLOOKING STATEMENTS

This press release includes certain forwardlooking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated timing of share repurchases. These statements are based on management's current expectations or beliefs and on currently available competitive, financial and economic data and are subject to uncertainty and changes in circumstances. Actual events and results may vary materially from those expressed or implied by the forwardlooking statements herein due to changes in economic, business, competitive, technological, and/or regulatory factors, changing market prices for Verifone common stock and other risks and

Exhibit 99.1

uncertainties affecting the operation of the business of VeriFone Systems, Inc., including many factors beyond our control. For a further list and description of the risks and uncertainties affecting the operations of our business, see our filings with the Securities and Exchange Commission, including our annual report on Form 10K and our quarterly reports on Form 10Q. The forwardlooking statements speak only as of the date such statements are made. Verifone is under no obligation to, and expressly disclaims any obligation to, update or alter its forwardlooking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Verifone
Verifone is transforming everyday transactions into opportunities for connected commerce.  We’re connecting more than 27 million payment devices to the cloud—merging the online and in-store shopping experience and creating the next generation of digital engagement between merchants and consumers.  We are built on a 30-year history of uncompromised security.  Our people are known as trusted experts that work with our clients and partners, helping to solve their most complex payments challenges.  We have clients and partners in more than 150 countries, including the world’s best-known retail brands, financial institutions and payment providers.

Verifone.com | (NYSE: PAY) | @verifone

Media Contact:
Andy Payment
Verifone
(770) 754-3541
andy.payment@verifone.com